Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 18, 2010, relating to the consolidated financial statements and financial statement schedule of NetApp, Inc. and its subsidiaries (collectively, the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended April 30, 2010.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

October 22, 2010